Certificate of Registration of a Company

This is to certify that

BANJO & MATILDA PTY LTD

Australian Company Number 137 355 769

is a registered company under the Corporations Act 2001 and is taken to be registered in New South Wales.

The company **is limited by shares.**

The company is a **proprietary** company.

The day of commencement of registration is **the twenty-seventh day of May 2009.**

Issued by the
Australian Securities and Investments Commission
on this twenty-seventh day of May, 2009.

Anthony Michael D'Aloisio
Chairman

CERTIFICATE